Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS 2018 FINANCIAL RESULTS AND DEVELOPMENT PROGRESS

Buffalo, NY - March 7, 2019 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the fourth quarter and year ended December 31, 2018.

Cleveland BioLabs reported a net loss of $(0.4) million, excluding minority interests, for the fourth quarter of 2018, or $(0.04) per share, compared to a net loss, excluding minority interests, of $(1.2) million, or $(0.10) per share, for the same period in 2017. Net loss, excluding minority interests, for full year 2018 was $(3.6) million, or $(0.32) per share, compared to a net loss of $(9.7) million, or $(0.87) per share, for full year 2017. The decrease in net loss for 2018 was primarily due to a decrease in the non-cash adjustment to our warrant liabilities, reduced operating costs in performance of the Joint Warfighter Medical Research Program contract for the Department of Defense as we awaited the completion of the bioequivalence study comparing the historical drug formulation used in prior preclinical and clinical studies with the to-be-marketed drug product lots, which results were delayed in 2018, and a reduction in EMEA activities, as a result of the withdrawal of our application before the European Medicines Agency, partially offset by increased expenses related to oncology applications of the entolimod family of compounds and an increase in General and Administrative costs related to the corporate formation of Genome Protection, Inc. (GPI), our joint venture with Everon Biosciences, Inc. focused on developing anti-aging medications.

As of December 31, 2018, the Company had $4.1 million in cash, cash equivalents and short-term investments, which, based on the Company’s current operational plan, is expected to fund operations into December of 2019.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “The development, pursuit of regulatory approval and commercialization for entolimod as a medical radiation countermeasure remains our top priority.”

“We recently completed an in vivo bio-comparability study in non-human primates (NHP) between the drug formulation used in previously conducted preclinical and clinical studies and the entolimod drug formulation proposed for commercialization under the pre-Emergency Use Authorization or pre-EUA application with the US Food and Drug Administration,” added Dr. Kogan. “While the NHP study was ongoing, the FDA proceeded with further review of the entolimod chemistry, manufacturing, and controls (CMC) information in our pre-EUA dossier and recently the FDA provided us with comments and questions on various aspects of entolimod CMC. Per FDA recommendation, the Company has now requested a meeting to brief the FDA on the results of the NHP bio-comparability data and is preparing responses to the FDA comments on entolimod CMC. We expect that after review and discussion of the bio-comparability data and the CMC information, the FDA will proceed with review of additional components of the pre-EUA dossier.”

Further Financial Results

Revenue for the fourth quarter of 2018 decreased to $0.2 million compared to $0.9 million for the fourth quarter of 2017. Revenue for full year 2018 was $1.1 million compared to $1.9 million for full year 2017. The net decrease was primarily attributable to decreased revenue from our Joint Warfighter Medical Research Program contract from the Department of Defense for the continued development of the entolimod as a medical radiation countermeasure.

Research and development costs for the fourth quarter of 2018 decreased to $0.5 million compared to $1.5 million for the fourth quarter of 2017. Research and development costs for the full year 2018 decreased to $3.6 million compared to $5.0 million for the full year 2017. The reduction in research and development costs is due to a $1.9 million reduction in spending for biodefense applications of entolimod, partially offset by a $0.6 million increase in spending related to the oncology applications of the entolimod family of compounds.

General and administrative costs for the fourth quarter of 2018 decreased to $0.3 million compared to $0.6 million for the fourth quarter of 2017. General and administrative costs for the full year 2018 decreased to $2.3 million compared to $2.5 million for full year 2017. This decrease was primarily attributable to reductions in personnel and outside professional costs as well as a reduction in other operating expenses due to a decrease in property tax expense.

About Cleveland BioLabs
Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation and oncology. The company’s most advanced product candidate is entolimod, which is being developed as a medical radiation countermeasure for the prevention of death from acute radiation syndrome and other indications in radiation oncology. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC, and a joint venture with Joint Stock Company RUSNANO, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the company’s website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts. Words and phrases such as “potential,” “may,” “future,” “will,” “plan,” “anticipate,” “believe,” “intend,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the company’s future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, research and clinical analyses and trials, regulatory approvals or the impact of any laws or regulations applicable to the company, and plans and objectives of management for future operations. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.
Factors that could contribute to such differences include, among others, the company’s need for additional financing to meet our business objectives; the company’s history of operating losses; the company’s ability to successfully develop, obtain regulatory approval for, and commercialize its products in a timely manner; the company’s plans to research, develop and commercialize its product candidates; the company’s ability to attract collaborators with development, regulatory and commercialization expertise; the company’s plans and expectations with respect to future clinical trials and commercial scale-up activities; the company’s reliance on third-party manufacturers of its product candidates; the size and growth potential of the markets for the company’s product candidates, and its ability to serve those markets; the rate and degree of market acceptance of the company’s product candidates; regulatory requirements and developments in the United States, the European Union and foreign countries; the performance of the company’s third-party suppliers and manufacturers; the success of competing therapies that are or may become available; the company’s ability to attract and retain key scientific or management personnel; the company’s reliance on government funding for a significant portion of its operating costs and expenses; government contracting processes and requirements; the exercise of control over our company our by the company’s majority stockholder; the geopolitical relationship between the United States and the Russian Federation, as well as general business, legal, financial and other conditions within the Russian Federation; the company’s ability to obtain and maintain intellectual property protection for its product candidates; the company’s potential vulnerability to cybersecurity breaches; and other factors discussed in our Annual Report Form 10-K for the year ended December 31, 2018 under “Risk Factors.” Any forward- looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances occurring or arising after the date on which such statement is made, except as may be required by law. See also the “Risk Factors” and “Forward-Looking Statements” described in the company’s periodic filings with the Securities and Exchange Commission.

Contact:
Yakov Kogan, Chief Executive Officer
Cleveland BioLabs, Inc.
T: (716) 849-6810 ext. 329
E: investor.relations@cbiolabs.com

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENDSED BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$3,617,234	$4,230,548
Short-term investments	503,810	4,561,357
Accounts receivable	251,846	554,468
Other current assets	103,397	233,617
Total current assets	4,476,287	9,579,990
Equipment, net	27,747	18,588
Other long-term assets	30,373	30,684
Total assets	$4,534,407	$9,629,262
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$139,120	$201,396
Accrued expenses	694,164	970,547
Accrued warrant liability	78,637	1,041,455
Total current liabilities	911,921	2,213,398
Non-current liabilities	8,459	7,494
Total liabilities	920,380	2,220,892
Stockholders’ equity:
Total Cleveland BioLabs, Inc. stockholders’ equity	(1,451,945)	2,199,726
Noncontrolling interest in stockholders’ equity	5,065,972	5,208,644
Total stockholders’ equity	3,614,027	7,408,370
Total liabilities and stockholders’ equity	$4,534,407	$9,629,262

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Quarter Ended December 31, (UNAUDITED)		For the Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Grants and contracts	$235,713	$870,351	$1,138,187	$1,948,362
Operating expenses:
Research and development	534,313	1,523,978	3,619,103	5,048,423
General and administrative	329,395	559,901	2,318,990	2,500,749
Total operating expenses	863,708	2,083,879	5,938,094	7,549,172
Loss from operations	(627,994)	(1,213,528)	(4,799,907)	(5,600,810)
Other income (expense):
Interest and other income	16,535	30,305	126,127	197,766
Foreign exchange gain (loss)	647	(750)	3,514	(13,482)
Change in value of warrant liability	162,763	(14,152)	962,818	(4,426,146)
Total other income (expense)	179,945	15,403	1,092,459	(4,241,862)
Net loss	(448,049)	(1,198,125)	(3,707,447)	(9,842,672)
Net loss attributable to noncontrolling interests	16,167	29,015	95,474	136,216
Net loss attributable to Cleveland BioLabs, Inc.	$(431,882)	$(1,169,110)	$(3,611,973)	$(9,706,456)
Net loss attributable to common stockholders per share of common stock, basic and diluted	$(0.04)	$(0.10)	$(0.32)	$(0.87)
Weighted average number of shares used in calculating net loss per share, basic and diluted	11,298,239	11,279,834	11,293,842	11,192,435

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2018	2017
Cash flows used in operating activities	$(4,613,415)	$(6,611,459)
Cash flows provided by investing activities	3,966,634	3,887,891
Cash flows provided by financing activities	55,215	—
Effect of exchange rate change on cash and equivalents	(21,748)	52,300
Decrease in cash and cash equivalents	(613,314)	(2,671,268)
Cash and cash equivalents at beginning of period	4,230,548	6,901,816
Cash and cash equivalents at end of period	$3,617,234	$4,230,548